EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-175496) on Form S-8 of Naugatuck Valley Savings and Loan Employee Savings Plan of our report dated June 30, 2014, relating to our audit of the financial statements and the supplemental schedule of Naugatuck Valley Savings and Loan Employee Savings Plan, which appears in the Annual Report on Form 11-K of Naugatuck Valley Savings and Loan Employee Savings Plan for the year ended December 31, 2013.

/s/ McGladrey LLP

New Haven, Connecticut

June 30, 2014

Naugatuck Valley Savings and Loan

Employee Savings Plan